Exhibit 99.1

Textura Announces Acquisition of LATISTA

The leading provider of mobile-enabled solutions for the construction industry.

Chicago, Illinois. - November 14, 2013 - Textura® Corporation (NYSE: TXTR), the leading provider of collaboration solutions for the construction industry, announced today that it has agreed to acquire LATISTA, the leading provider of mobile-enabled solutions for construction project collaboration, for cash consideration of $35 million. The deal is expected to close on or about December 2, 2013.

“LATISTA propels us to the forefront of the application of mobile technology to the construction industry,” said Patrick Allin, Chairman And Chief Executive Officer, Textura Corporation. “We welcome the LATISTA team to our organization and are excited about the prospects of expanding the breadth of our industry leading platform of solutions, investing in LATISTA’s high revenue growth business and leveraging their proprietary, patented technology to develop mobile capabilities for our existing core solutions.”

The construction industry has embraced the adoption of mobile technology; smart phones and tablets are becoming prevalent on job sites everywhere. According to a recently published survey from Engineering News-Record (ENR), 94% of general contractors with greater than $10 million in annual revenue will adopt tablet usage in the field by 2015 - with 97% of them already having adopted some type of mobile technology. Subcontractors are also adopting mobile at a rapid pace, with 91% of subcontractors expected to adopt mobile technologies by 2015.

“Textura is the ideal partner for LATISTA given our shared vision to transform the construction industry through technology that drives collaboration and productivity, and our complementary business models and cultures,” said Chris Ramsey, Chief Executive Officer and Co-founder, LATISTA.

LATISTA has developed unique expertise around mobile applications in construction. Their modules handle mission critical construction workflows, including quality management, punch lists, safety, electronic commissioning, and document management, including managing project specific plans and drawings. Soon-to-come, LATISTA will introduce support for Building Information Models (BIM), right in the field.

Allin continued, “LATISTA is an outstanding addition to our portfolio of collaboration solutions for the construction industry and is another example of Textura’s leadership in bringing technology that drives collaboration and productivity for our clients.”

Textura will host a conference call on Friday, November 15, 2013 at 11:00 a.m. (Eastern Time) to provide further details regarding the transaction. The U.S. toll-free dial-in for the conference call is 1-877-407-4018 and the international dial-in number is 1-201-689-8471. A live webcast of the conference call will also be available on the investor relations page of the company's website at investors.texturacorp.com. For those unable to participate in the live conference call, a replay will be available beginning at 2:00 p.m. (Eastern Time) on November 15, 2013, until 11:59 p.m. (Eastern Time) on November 22, 2013. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay passcode is 13572831. In advance of the conference call, Textura will also make available on its website at investors.texturacorp.com certain slides related to the transaction.

The transaction is subject to customary closing conditions, including certain required consents and the approval by LATISTA’s stockholders.

About LATISTA
LATISTA is the leading provider of mobile-enabled solutions for collaboration between the field and the office for construction firms. Globally top-ranked companies utilize our mobile enterprise software daily to reduce project costs and risks. For further information, please visit www.latista.com.

About Textura
Textura is the leading provider of collaboration and productivity tools for the construction industry. Our solutions serve all construction industry professionals across the project lifecycle - from takeoff, estimating, design and pre-qualification to bid management, submittals, LEED® management and payment.

Textura’s collaboration platform and online product suite represent the first time the industry has all the tools needed to manage their business in an integrated fashion to save time and money and reduce exposure to risks. With award winning technology, world-class customer support and consistent growth, Textura is leading the construction industry’s technology transformation. www.texturacorp.com

Investor Contacts:
Jillian Sheehan
Textura Corporation, EVP & CFO
847-235-8440

•	or
ir@texturacorp.com
847-457-6553